>	EXHIBIT 21.1 SUBSIDIARIES OF STATE STREET CORPORATION

The following table sets forth the name of each subsidiary and the state or jurisdiction of its organization. Certain subsidiaries of State Street have been omitted in accordance with the SEC rules because, when considered in the aggregate, they did not constitute a “significant subsidiary” of State Street.

SSB Realty, LLC	Massachusetts
State Street Global Markets, LLC	Massachusetts
SSB Investments Inc.	Massachusetts
State Street Investment Manager Solutions, LLC	Massachusetts
SSgA Funds Management, Inc.	Massachusetts
State Street Global Advisors, Inc.	Delaware
State Street Global Advisors, Australia, Limited	Australia
State Street Global Advisors Asia Limited	People’s Republic of China
State Street Global Alliance, LLC (67% owned)	Massachusetts
Boston Financial Data Services, Inc. (50% owned)	Massachusetts
International Financial Data Services, Limited Partnership (50% owned)	Massachusetts
State Street Bank and Trust Company	Massachusetts
CitiStreet LLC (50% owned)	Massachusetts
Bel Air Investment Advisors LLC (75% owned)	California
State Street Boston Leasing Company, Inc.	Massachusetts
State Street Bank and Trust Company, N.A.	New York
Princeton Financial Systems, Inc.	New Jersey
State Street California, Inc.	California
State Street Massachusetts Securities Corporation	Massachusetts
State Street International Holdings	Massachusetts
State Street Australia Limited	Australia
State Street Bank Gmbh	Germany
State Street Banque, S.A.	France
State Street Bank Luxembourg, S.A.	Luxembourg
State Street Trust Company, Canada	Canada
State Street Cayman Trust Company, Ltd.	Cayman Islands
State Street Trust and Banking Company, Limited	Japan
State Street Fund Services Toronto, Inc.	Canada
State Street Bank Europe, Limited	United Kingdom
State Street Global Advisors Limited	United Kingdom
State Street Trustees Limited	United Kingdom

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